THE TAIWAN FUND, INC. REVIEW
September 2005

HSBC Asset Investments (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371
Portfolio Review
Market review:
During the month of September, the Taiwan Stock Exchange Index (“TAIEX”) rose by 0.1% in U.S. dollar terms. Positive factors from the strong sales momentum in the third quarter were offset by negative concerns, such as a possible economic slowdown caused by high oil prices and possible consumption slowdown in the United States caused by rising interest rates. Local institutions were net buyers of NT$9.5 billion, but foreign investors net sold NT$12 billion as some foreign investors unloaded Taiwan positions. Proprietary traders also remained net sellers and net sold NT$7.3 billion. On the economic front, Taiwan’s August leading indicator (the latest announced figure) rebounded 0.9 to 108.2, which implied the economy may rebound in the coming months. M2 Money supply (a measure of total money supply that includes circulating cash, savings and other time deposits) growth remained at 6.5% in August, with a year to date growth rate of 6.2%, which is considered moderate for the equity market. Exports and imports in September grew by 8.5% and 9%, respectively, with a trade surplus of US$710 million; trade growth in Taiwan remained healthy. In terms of sector performance, the technology and steel sectors rose by 3.3% and 2.1%, respectively, while financial, textile and shipping sectors declined by 1.2%, 3.3% and 3.9%, respectively.
Fund Performance Review:
The Fund outperformed its benchmark by 2.3% in September. An overweight position in the Integrated Circuit (“IC”) design and handset sectors contributed positively. However, the positive contribution was partially offset by an overweight position in the TFT- LCD sector.
Investment Strategy:
Considering the slowing demand from China and increasing supply from new capacities, cyclical sectors appear to have peaked and margins may contract and earnings may decline in the coming few quarters. We are therefore underweight in the industrial cyclical sectors, including petrochemical, paper and textile. On the other hand, many technology companies have demonstrated strong sales and earnings momentum in the months before the Christmas peak season. Those companies include semiconductor foundry companies, notebook PC, IC design and handsets companies. Therefore, we expect that share prices of technology companies could perform well in the coming two months. Assuming the good sales momentum and strong liquidity continues in the coming months, the market may have moderate upside before January 2006. We plan to remain overweight in the technology sector, especially IC design, handset and consumer electronics related shares, and to continue to be underweight in industrial cyclical and financial shares. Our main focus will be technology stocks with good value and stable earnings growth in the fourth quarter of 2005 and first half of 2006.
Total Fund Sector Allocation

As of 09/30/05	% of	% of
	Total Fund	TAIEX
PC & Peripherals	20.1	14.81
IC Design	12.9	3.61
Semiconductor Manufacturing	9.8	14.30
Electronics	9.2	4.57
TFT-LCD	9.1	4.63
Finance	7.0	18.22
Electronic Components	7.0	1.38
Iron & Steel	6.0	3.03
Telecommunication	5.7	7.94
Memory IC	3.2	1.70
Chemicals/Plastics	3.0	11.59
Transportation	1.5	2.39
Others	0.0	1.79
Textiles	0.0	1.39
Automobile	0.0	1.26
Computer Service and Software	0.0	1.13
Electric & Machinery	0.0	1.13
Construction	0.0	0.96
Cement	0.0	0.89
Wholesale & Retail	0.0	0.80
Foods	0.0	0.63
Rubber	0.0	0.54
Elec. Appliance & Cable	0.0	0.46
Paper & Pulp	0.0	0.32
Glass & Ceramics	0.0	0.31
Tourism	0.0	0.22
Biotech	0.0	0.00
Securities	0.0	0.00
Total	94.5	100.00
Cash	5.5

Technology	77.0	55.66
Non-Technology	10.5	26.12
Financial	7.0	18.22

Total Net Assets: US$247.10 Million
Top 10 Holdings of Total Fund Portfolio

As of 09/30/05	% of Total Portfolio

MediaTek, Inc.	7.60

China Steel Corp.	5.97

Hon Hai Precision Industry Co. Ltd.	5.88

Asustek Computer, Inc.	4.80

Taiwan Semiconductor Manufacturing Co.	4.44

Cheng Uei Precision Industry Co. Ltd.	3.98

Tripod Technology Corp.	3.89

Chi Mei Optoelectronics Corp.	3.84

Cathay Financial Holding Co. Ltd.	3.79

Zyxel Communications Corp.	3.47

Total	47.66

NAV: US$15.10 Price: US$13.45 Discount: -10.93%
No. of Shares: 16.4 Million

Returns in US$(%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	2.30	0.08
Fiscal Year to Date**	2.30	0.08
One Year	17.70	7.17
Three Years	15.44	15.38
Five years	-3.08	-1.37
Ten Years	0.98	-0.11
Since Inception	9.74	10.31
*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.
** The Fund’s fiscal year commences on September 1.
Premium/Discount of TWN
Market Data

	As of 08/31/05	As of 09/30/05
TAIEX	6033.47	6118.61
% change in NTD terms	-4.41	1.41
% change in USD terms	-6.98	0.08
NTD Daily avg. trading volume (In Billions)	78.89	66.02
USD Daily avg. trading volume (In Billions)	2.41	1.99
NTD Market Capitalization (In Billions)	14526.42	14276.44
USD Market Capitalization (In Billions)	443.55	430.19
FX Rate: (NT$/US$)	32.750	33.186

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager:

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